Exhibit 99.1

Definitive Healthcare Reports Financial Results for Fourth Quarter

and Full Year Fiscal 2021

Fourth quarter revenue grew 38% year-over-year to $46.3 million

Full year 2021 revenue grew 40% to $166.2 million

Framingham, MA (February 23, 2022) – Definitive Healthcare Corp. (“Definitive Healthcare”) (Nasdaq: DH), an industry leader in healthcare commercial intelligence, today announced financial results for the quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights:

•	Revenue was $46.3 million, an increase of 38% from $33.7 million in Q4 2020.

•	GAAP Net loss was $(14.8) million, or 32% of revenue, compared to $(15.9) million, or 47% of revenue in Q4 2020.

•	Adjusted Net Income was $6.6 million, compared to $3.4 million in Q4 2020

•	Adjusted EBITDA was $13.1 million, or 28% of revenue, compared to $12.8 million, or 38% of revenue in Q4 2020.

•	Cash flow from operations was $4.2 million in the quarter or 9% of revenue.

Full Year 2021 Financial Highlights:

•	Revenue was $166.2 million for the year, an increase of 40% from $118.3 million for the full year 2020.

•	GAAP Net loss was $(61.3) million, or 37% of revenue, compared to $(51.2) million, or 43% of revenue for the full year 2020.

•	Adjusted Net Income was $13.4 million, compared to $15.4 million for the full year 2020.

•	Adjusted EBITDA was $56.0 million, or 34% of revenue, compared to $53.5 million, or 45% of revenue for the full year 2020.

•	Cash flow from operations was $25.2 million for the full year 2021, or 15% of revenue.

•	Unlevered free cash flow was $55.4 million for the full year 2021, or 33% of revenue.

“2021 was a transformational year for Definitive Healthcare, and we ended the year with strong financial results that reflect the significant momentum that we have across all parts of our business,” said Jason Krantz, CEO and Founder of Definitive Healthcare. “Our innovation flywheel continues to spin, as we expand our data set and deliver new analytics that address our customers’ most pressing challenges. Whether it’s our new Latitude Reporting product, or our recent acquisition of Analytical Wizards, we continue to deliver the commercial intelligence that our customers need to navigate and sell into the large and complex healthcare market.”

Recent Business and Operating Highlights:

Customer Wins

In the fourth quarter, Definitive Healthcare continued to grow its enterprise client base, ending the year with 417 Enterprise customers, defined as those customers with over one hundred thousand dollars in annual recurring revenue. Significant customer wins included:

•

An enterprise deal with one of the world’s largest manufacturers of COVID-19 vaccines. This company recently received U.S. FDA approval for its COVID vaccine, so it needed master data to populate its customer relationship management (“CRM”) and data warehouse as it built out the field sales team that will sell its vaccine directly to hospitals, physician groups, and integrated delivery networks (“IDNs”) across the country.

•

A multi-year, multi-product enterprise deal with one of the world’s largest genetic testing and gene therapy treatment companies. This company plans to use Definitive Healthcare commercial intelligence to do segmentation, customer profiling, CRM clean-up, salesforce planning and territory alignment.

•

The largest deal in the history of the Monocl product line. This multi-year, enterprise deal enables the medical affairs team at a global biopharma company to engage with the right experts across all of its primary and secondary therapy areas.

•

A multi-year enterprise deal with a multi-state addiction treatment provider. This company plans to use claims data to identify the top physicians who are treating patients with Substance Use Disorder, and then use the affiliations intelligence created by the Definitive ID to identify referral patterns and system leakage.

•	A multi-year contract with one of the world’s largest manufacturers of HVAC equipment to identify hospitals and other healthcare facilities undergoing major renovations who might need its equipment.

Innovation

In the fourth quarter of 2021, the company launched Latitude Reporting, a new product that allows users to build in real-time custom patient cohorts targeting specific disease states. With Latitude Reporting, users can quickly perform iterative analysis on real-world data to gain actionable intelligence that accelerates their go-to-market strategy.

Also in the fourth quarter, the company added Asian expert data to its Monocl ExpertInsight product, giving medical affairs professionals access to more than 11 million worldwide expert profiles.

Finally, the company recently acquired Analytical Wizards, an industry leader in delivering technology-enabled advanced analytics to life science companies. Analytical Wizards is used by six of the top ten global pharmaceutical companies, as ranked by revenue, and four of the top seven global biotech companies, as ranked by market value. With the Analytical Wizards software as a solution (“SaaS”) product line, customers can combine data from multiple sources, including Definitive Healthcare, and then run detailed analytics on-demand to gain new intelligence on product planning, marketing optimization, and product performance. Founded in 2015, Analytical Wizards has more than 100 employees with offices in the US and Bangalore.

Business Outlook

Based on information as of February 23, 2022, the Company is issuing the following financial guidance.

First Quarter 2022:

•	Revenue is expected to be in the range of $47.0 – $49.0 million, a 29% increase year over year.

•	Adjusted Operating Income is expected to be in the range of $10.0 – $12.0 million.

•	Adjusted EBITDA is expected to be in the range of $11.0 – $13.0 million.

•	Adjusted Net Income is expected to be $4.0 – $6.0 million.

•	Adjusted Net Income Per Diluted Share is expected to be $0.02 – $0.04 on approximately 155 million weighted-average shares outstanding.

Full Year 2022:

•	Revenue is expected to be in the range of $218 – $222 million.

•	Adjusted Operating Income is expected to be in the range of $57 – $63 million.

•	Adjusted EBITDA is expected to be in the range of $61 – $67 million.

•	Adjusted Net Income is expected to be $35 – $41 million.

•	Adjusted Net Income Per Diluted Share is expected to be $0.22– $0.26 on approximately 155.5 million weighted-average shares outstanding.

Conference Call Information

Definitive Healthcare will host a conference call today, February 23, 2022, at 5:00 p.m. (Eastern Time) to discuss the Company’s financial results and current business outlook. To access the call, dial (877) 407-3982 (domestic) or (201) 493-6780 (international). The conference ID number is 13726682. Shortly after the conclusion of the call, a replay of this conference call will be available through March 9, 2022 at (844) 512-2921 (domestic) or (412) 317-6671 (international). The replay passcode is 13726682. A live audio webcast of the event will be available on the Definitive Healthcare’s Investor Relations website at https://ir.definitivehc.com/.

About Definitive Healthcare

At Definitive Healthcare, our passion is to transform data, analytics and expertise into healthcare commercial intelligence. We help clients uncover the right markets, opportunities and people, so they can shape tomorrow’s healthcare industry. Our SaaS platform creates new paths to commercial success in the healthcare market, so companies can identify where to go next.

Forward-Looking Statements

This press release may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements are provided under the “safe harbor” protection of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by words or phrases written in the future tense and/or preceded by words such as “likely,” “should,” “may,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or similar words or variations thereof, or the negative thereof, references to future periods, or by the inclusion of forecasts or projections, but these terms are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our outlook, financial guidance, the market, industry and macroeconomic environment, our business, growth strategies, product development efforts and future expenses, and statements reflecting our expectations about our ability to execute on our strategic plans, achieve future growth and profitability and achieve our financial goals.

Forward-looking statements in this press release are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following: an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; the short- and long-

term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; our inability to generate substantially all of our revenue and cash flows from sales of subscriptions to our platform and any decline in demand for our platform and the data we offer; the competitiveness of the market in which we operate and our ability to compete effectively; the failure to maintain and improve our platform, or develop new modules or insights for healthcare commercial intelligence; the inability to obtain and maintain accurate, comprehensive or reliable data, which could result in reduced demand for our platform; the risk that our recent growth rates may not be indicative of our future growth; the inability to achieve or sustain profitability in the future compared to historical levels as we increase investments in our business; the loss of our access to our data providers, which could negatively impact our platform; the failure to respond to advances in healthcare commercial intelligence; an inability to attract new customers and expand subscriptions of current customers; the risk of cyber-attacks and security vulnerabilities; and if our security measures are breached or unauthorized access to data is otherwise obtained, our platform may be perceived as not being secure, customers may reduce the use of or stop using our platform, and we may incur significant liabilities.

For additional discussion of factors that could impact our operational and financial results, refer to our Quarterly Report on Form 10-Q for the three months ended September 30, 2021 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that will be filed following this earnings release, and our subsequent SEC filings, which are or will be available on the Investor Relations page of our website at ir.definitivehc.com and on the SEC website at www.sec.gov.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Website

Definitive Healthcare intends to use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely posted on and accessible through the Company’s website at https://www.definitivehc.com/. Accordingly, you should monitor the investor relations portion of our website at https://ir.definitivehc.com/ in addition to following our press releases, SEC filings, and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the “Email Alerts” section of our investor relations page at https://ir.definitivehc.com/.

Basis of Presentation

A Reconciliation of GAAP to Non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. We believe that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations, including providing meaningful comparisons of financial results to historical periods and to the financial results of peer and competitor companies.

We refer to Unlevered Free Cash Flow, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income and Adjusted Net Income as non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the U.S., (“GAAP”). These are supplemental financial measures of our performance and should not be considered substitutes for net (loss) income, gross profit or any other measure derived in accordance with GAAP.

We define Unlevered Free Cash Flow as net cash provided from operating activities less purchases of property and equipment and other assets, plus cash interest expense, cash payments related to transaction related expenses and cash payments related to other non-recurring items. Unlevered Free Cash Flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.

We define EBITDA as earnings before debt-related costs, including interest expense, net and loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items of a significant or unusual nature, including other income and expense, equity-based compensation, transaction expenses and other non-recurring expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are key metrics used by management and our board of directors to assess the profitability of our operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to investors to assess our operating performance because these metrics eliminate non-recurring and unusual items and non-cash expenses, which we do not consider indicative of ongoing operational performance. We believe that these metrics are helpful to investors in measuring the profitability of our operations on a consolidated level.

We define Adjusted Gross Profit as revenue less cost of revenue (excluding acquisition-related depreciation and amortization and equity compensation costs) and Adjusted Gross Margin means Adjusted Gross Profit as a percentage of revenue. Adjusted Gross Profit differs from gross profit, in that gross profit includes acquisition-related depreciation and amortization expense and equity compensation costs. Adjusted Gross Profit and Adjusted Gross Margin are key metrics used by management and our board of directors to assess our operations. We exclude acquisition-related depreciation and amortization expenses as they have no direct correlation to the cost of operating our business on an ongoing basis. A small quantity of equity-based compensation is included in cost of revenue in accordance with GAAP but is excluded from our Adjusted Gross Profit calculations due to its non-cash nature.

We define Adjusted Operating Income as income (loss) from operations plus acquisition related amortization, equity-based compensation, transaction expenses and other non-recurring expenses.

We define Adjusted Net Income as Adjusted Operating Income less recurring income taxes, interest expense, net, foreign currency loss (gain) and including the incremental tax effects of adjustments to arrive at Adjusted Operating Income. We define Adjusted Net Income Per Diluted Share as Adjusted Net Income divided by diluted outstanding shares.

Our use of these non-GAAP terms may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies and are not measures of performance calculated in accordance with GAAP. Our presentation of these non-GAAP financial measures are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These non-GAAP financial measures should not be considered as alternatives to (loss) income from operations, net (loss) income, gross profit, earnings per share or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity.

We do not provide a quantitative reconciliation of the forward-looking non-GAAP financial measures included in this press release to the most directly comparable GAAP measures due to the high variability and difficulty to predict certain items excluded from these non-GAAP financial measures; in particular, the effects of stock-based compensation expense, taxes and amounts under the exchange tax receivable agreement, deferred tax assets and deferred tax liabilities, and restructuring and transaction expenses. We expect the variability of these excluded items may have a significant, and potentially unpredictable, impact on our future GAAP financial results.

In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in these presentations.

Investor Contact:

Brian Denyeau

ICR for Definitive Healthcare

brian.denyeau@icrinc.com

646-277-1251

Media Contact:

Danielle Johns

djohns@definitivehc.com

Definitive Healthcare Corp.

Condensed Consolidated Balance Sheets

(amounts in thousands, except number of shares)

	December 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	387,498	24,774
Accounts receivable, net	43,336	33,108
Prepaid expenses and other current assets	13,843	3,016
Current portion of deferred contract costs	6,880	2,947

Total current assets	451,557	63,845
Property and equipment, net	5,069	3,248
Other assets	948	472
Deferred contract costs, net of current portion	11,667	5,952
Deferred tax asset	158	161
Investment in equity securities	32,675	—
Intangible assets, net	352,470	410,237
Goodwill	1,261,444	1,261,444

Total assets	$2,115,988	$1,745,359

Liabilities and Equity
Current liabilities:
Accounts payable	4,651	5,662
Accrued expenses and other current liabilities	22,658	17,321
Current portion of deferred revenue	83,611	61,060
Current portion of term loan	6,875	4,680

Total current liabilities	117,795	88,723
Long term liabilities:
Deferred revenue	412	140
Term loan, net of current portion	263,808	457,197
Tax receivable agreements liability	153,529	—
Deferred tax liabilities	75,888	—
Other long-term liabilities	1,294	3,736

Total liabilities	612,726	549,796

Commitments and Contingencies
Equity:
Members’ equity	—	1,195,694
Class A Common Stock, par value $0.001, 600,000,000 shares authorized, 97,030,095 shares issued and outstanding at December 31, 2021	97	—
Class B Common Stock, no par value, 65,000,000 shares authorized, 58,244,627 shares issued and 55,488,221 outstanding at December 31, 2021	—	—
Additional paid-in capital	890,724	—
Accumulated other comprehensive income (loss)	62	(131)
Accumulated deficit	(17,677)	—
Noncontrolling interests	630,056	—

Total equity	1,503,262	1,195,563

Total liabilities and equity	$2,115,988	$1,745,359

Definitive Healthcare Corp.

Condensed Consolidated Statements of Operations

(amounts in thousands, except share amounts and per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$46,313	$33,658	$166,154	$118,317
Cost of revenue:
Cost of revenue exclusive of amortization shown below (1)	5,526	3,209	19,421	11,085
Amortization	5,372	5,105	21,268	19,383

Gross profit	35,415	25,344	125,465	87,849

Operating expenses:
Sales and marketing (1)	17,384	10,790	56,387	34,332
Product development (1)	5,748	3,496	18,565	11,062
General and administrative (1)	11,637	4,822	30,528	12,927
Depreciation and amortization	9,865	10,160	38,679	40,197
Transaction expenses	2,955	3,028	6,287	3,776

Total operating expenses	47,589	32,296	150,446	102,294

Loss from operations	(12,174)	(6,952)	(24,981)	(14,445)
Other expense, net:
Foreign currency transaction (loss) gain	—	(222)	143	(222)
Interest expense, net	(1,915)	(8,688)	(25,871)	(36,490)
Loss on extinguishment of debt	—	—	(9,873)	—

Total other expense, net	(1,915)	(8,910)	(35,601)	(36,712)

Loss before income taxes	(14,089)	(15,862)	(60,582)	(51,157)
Income tax provision	(675)	—	(675)	—

Net loss	(14,764)	(15,862)	(61,257)	(51,157)

Less: Net loss attributable to Definitive OpCo prior to the Reorganization Transactions	—	(15,862)	(33,343)	(51,157)
Less: Net loss attributable to noncontrolling interests	(5,065)	—	(10,237)	—

Net loss attributable to Definitive Healthcare Corp.	$(9,699)	$—	$(17,677)	$—

Net loss per share of Class A Common Stock:
Basic and diluted	$(0.10)	N/A	$(0.19)	N/A

Weighted average common stock outstanding:
Basic and diluted	92,551,423	N/A	91,916,151	N/A

(1) Amounts include equity-based compensation expense as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cost of revenue	$198	$16	$277	$62
Sales and marketing	1,363	93	1,930	473
Product development	729	89	1,070	356
General and administrative	3,329	219	6,680	856

Total equity-based compensation expense	$5,619	$417	$9,957	$1,747

Definitive Healthcare Corp.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	$(14,764)	$(15,862)	$(61,257)	(51,157)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	558	335	1,751	1,152
Amortization of intangible assets	14,679	14,931	58,196	58,429
Amortization of deferred contract costs	1,598	633	4,793	1,671
Equity-based compensation	5,619	417	9,957	1,747
Noncash paid in-kind interest expense	—	—	—	7,371
Amortization of debt issuance costs	176	520	1,698	2,061
Loss on extinguishment of debt	—	—	9,843	—
Changes in fair value of contingent consideration	595	2,636	3,764	2,636
Deferred income taxes	682	—	682	—
Provision for doubtful accounts receivable	556	316	632	895
Changes in operating assets and liabilities:
Accounts receivable	(15,905)	(12,230)	(10,726)	(8,294)
Prepaid expenses and other current assets	(3,168)	(670)	(3,729)	(709)
Deferred contract costs	(5,398)	(3,344)	(14,441)	(7,685)
Accounts payable, accrued expenses and other current liabilities	5,053	10,279	1,088	2,996
Deferred revenue	13,938	10,712	22,961	12,104

Net cash provided by operating activities	4,219	8,673	25,212	23,217

Cash flows from investing activities:
Purchases of property, equipment and other assets	(1,069)	(334)	(6,731)	(1,395)
Cash paid for acquisitions and investments, net of cash acquired	(40,000)	(15,532)	(40,000)	(22,467)

Net cash used in investing activities	(41,069)	(15,866)	(46,731)	(23,862)

Cash flows from financing activities:
Proceeds from term loan	—	—	275,000	—
Proceeds from delayed draw term loan	—	18,000	—	18,000
Proceeds from revolving credit facility	—	—	—	25,000
Repayments of term loans and delayed draw term loan	(1,718)	(1,170)	(474,460)	(4,545)
Repayments of revolving credit facility	—	(25,000)	—	(25,000)
Payment of contingent consideration	—	—	(1,500)	—
Payment of debt issuance costs	—	(225)	(3,511)	(225)
Proceeds from equity offerings, net of underwriting discounts	382,140	—	834,952	—
Repurchase of outstanding equity/Definitive OpCo units	(138,960)	—	(231,772)	—
Payments of equity offering issuance costs	(5,796)	—	(11,709)	—
Member contributions	—	6,365	5,500	6,365
Member distributions	(989)	(831)	(8,128)	(2,940)

Net cash provided by (used in) financing activities	234,677	(2,861)	384,372	16,655

Net increase (decrease) in cash and cash equivalents	197,827	(10,054)	362,853	16,010
Effect of exchange rate changes on cash and cash equivalents	(81)	146	(129)	146
Cash and cash equivalents, beginning of period	189,752	34,682	24,774	8,618

Cash and cash equivalents, end of period	$387,498	$24,774	$387,498	$24,774

Supplemental cash flow disclosures:
Cash paid during the year for:
Interest	$1,982	$2,915	$29,569	$25,958
Income taxes	—	—	$13	—
Acquisitions:
Net assets acquired, net of cash acquired	$—	$43,571	$—	$43,571
Capital contribution	—	(25,439)	—	(25,439)
Contingent consideration	—	(2,600)	—	(2,600)
Consideration paid to former members included in accrued expenses	—	—	—	6,935

Net cash paid for acquisitions	$—	$15,532	$—	$22,467

Supplemental disclosure of non-cash investing activities:
Net increase (decrease) in accrued capital expenditures, including purchases of data	285	3,389	(2,735)	3,389
Supplemental disclosure of non-cash financing activities:
(Decrease) increase in unpaid public offering costs	$(4,182)	$—	$1,299	$—

Definitive Healthcare Corp.

Reconciliations of Non-GAAP Financial Measures to Closest GAAP Equivalent

Reconciliation of GAAP Operating Cash Flow to Unlevered Free Cash Flow

(in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flow from operations	$4,219	$8,673	$25,212	$23,217
Purchases of property, equipment and other assets	(1,069)	(334)	(6,731)	(1,395)
Interest paid in cash	1,982	2,915	29,569	25,958
Transaction expenses paid in cash (a)	2,360	392	2,523	1,140
Other non-recurring items (b)	1,467	1,043	4,780	2,847

Unlevered Free Cash Flow	$8,959	$12,689	$55,353	$51,767

(a)	Transaction expenses paid in cash primarily represent legal, accounting and consulting expenses related to our acquisitions.
(b)	Non-recurring items represent expenses that are typically one-time or non-operational in nature.

Reconciliation of GAAP Net Loss to Adjusted Net Income and

GAAP Operating Loss to Adjusted Operating Loss

(in thousands, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(14,764)	$(15,862)	$(61,257)	$(51,157)
Add: Income tax (benefit) provision	675	—	675	—
Add: Interest expense, net	1,915	8,688	25,871	36,490
Add: Loss on extinguishment from debt	—	—	9,873	—
Add: Foreign currency loss (gain)	—	222	(143)	222

Loss from operations	(12,174)	(6,952)	(24,981)	(14,445)
Add: Amortization of intangible assets acquired through business combinations	14,402	14,819	57,148	58,214
Add: Equity-based compensation	5,619	417	9,957	1,747
Add: Transaction expenses	2,955	3,028	6,287	3,776
Add: Other non-recurring items	1,467	1,043	4,780	2,847

Adjusted Operating Income	12,269	12,355	53,191	52,139
Less: Interest expense, net	(1,915)	(8,688)	(25,871)	(36,490)
Less: Recurring income tax benefit (provision)	176	—	176	—
Less: Foreign currency (loss) gain	—	(222)	143	(222)
Less: Tax impacts of adjustments to net income (loss)	(3,960)	—	(14,264)	—

Adjusted Net Income	$6,570	$3,445	$13,375	$15,427

Shares for Adjusted Net Income Per Diluted Share (a)	150,934,243		150,326,443
Adjusted Net Income Per Share	$0.04		$0.09

(a)

Diluted Adjusted Net Income Per Share is computed by giving effect to all potential weighted average Class A common stock and any securities that are convertible into Class A common stock, including Definitive OpCo units and restricted stock units. The dilutive effect of outstanding awards and convertible securities is reflected in diluted earnings per share by application of the treasury stock method assuming proceeds from unrecognized compensation as required by GAAP. Fully diluted shares are 157,374,972 as of December 31, 2021.

Reconciliation of Adjusted EBITDA to GAAP Net Loss

(in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(14,764)	$(15,862)	$(61,257)	$(51,157)
Interest expense, net	1,915	8,688	25,871	36,490
Loss on extinguishment of debt	—	—	9,873	—
Income tax provision	675	—	675	—
Depreciation & amortization	15,237	15,265	59,947	59,580

EBITDA	3,063	8,091	35,109	44,913
Other (income) expense, net (a)	—	222	(143)	222
Equity-based compensation (b)	5,619	417	9,957	1,747
Transaction expenses (c )	2,955	3,028	6,287	3,776
Other non-recurring items (d)	1,467	1,043	4,780	2,847

Adjusted EBITDA	$13,104	$12,801	$55,990	$53,505
Revenue	$46,313	$33,658	$166,154	$118,317
Adjusted EBITDA margin	28%	38%	34%	45%

(a)	Primarily represents foreign exchange remeasurement gains and losses.
(b)	Equity-based compensation represents non-cash compensation expense recognized in association with equity awards made to employees and directors.
(c)	Transaction expenses primarily represent legal, accounting and consulting expenses and fair value adjustments for contingent consideration related to our acquisitions.
(d)	Non-recurring items represent expenses that are typically one-time or non-operational in nature.

Reconciliation of Adjusted Gross Profit to GAAP Gross Profit

(in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reported gross profit	$35,415	$25,344	$125,465	$87,849
Amortization of intangible assets resulting from acquisition-related purchase accounting adjustments (a)	5,095	4,994	20,220	19,169
Equity-based compensation	198	16	277	62

Adjusted Gross Profit	$40,708	$30,354	$145,962	$107,080
Revenue	$46,313	$33,658	$166,154	$118,317
Adjusted Gross Margin	88%	90%	88%	91%

(a)	Amortization of intangible assets resulting from purchase accounting adjustments represents non-cash amortization of acquired intangibles, primarily resulting from the Advent acquisition.